Exhibit 3.1

FORM OF NOTE

EITHER THIS CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) NOR ANY OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS. ANY SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES ISSUABLE UPON CONVERSION HEREOF BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF COUNSEL TO THE HOLDER SUCH SECURITIES, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

LION POWER SYSTEMS (NV), INC.
CONVERTIBLE PROMISSORY NOTE

$	(the “Effective Date”)

Section 1. GENERAL PROVISIONS.

(a) For value received, the undersigned, Lion Power Systems (NV), Inc., a Nevada corporation, and its successors and assigns (the “Company”), promises to pay to and successors and permitted assigns (“Holder”), the principal sum of $ , together with interest from the date of advancement on the balance of this subordinated convertible promissory note (this “Note”) annually at a rate of 6% per annum, both principal and interest being payable to a bank account established by Holder as Holder may from time to time designate in writing.

(b) The principal of this Note matures and is due and payable on January 2, 2025. All accrued and unpaid interest is due and payable immediately on maturity of the principal of this Note. All payments under this Note are payable in lawful money of the United States of America that is legal tender for public and private debts at the time of payments.

Section 2. PREPAYMENTS. The principal and/or interest on this Note may be prepaid in whole or in part without penalty and without the prior written consent of Holder.

Section 3. CONVERSION.

(a)	On or before the date of maturity of this Note, the Holder may elect to convert all or a portion of the principal and interest specified in this Note into shares (the “Conversion Shares”) of Class B Common Stock of the Company (the “Common Stock”). Upon such election, Holder shall deliver to the Company in writing a notice (the “Conversion Notice”) of its intention to convert all or a portion of the unpaid principal balance of this Note and all accrued interest on such unpaid principal balance and specifying the portion of the Outstanding Amount (the “Conversion Amount”) that shall be converted. The Holder’s failure to deliver a Conversion Notice shall be deemed an election not to exercise the Conversion Rights. Such conversion shall take place at a conversion rate (the “Conversion Rate”) equal to ten dollars ($10.00) per share of Class B Common Stock.

(b)	Upon conversion of this Note and repayment in full of the Outstanding Amount pursuant to this Section 3, the Note shall be cancelled, and the Holder will deliver the original Note to the Company and execute the Company’s standard form of stock purchase agreement and/or other agreements and instruments as are necessary or appropriate to document the issuance of the Conversion Shares upon the conversion of this Note. On, or as soon as reasonably practicable after, such conversion, the Company shall issue and deliver to the Holder a certificate or certificates for the number of Conversion Shares to which the Holder is entitled. The Conversion Shares shall be in whole shares of Common Stock rounded down to the nearest whole share, and any fractional amount shall continue to be an Outstanding Amount. Any accrued interest that is included in the Conversion Amount will be deemed paid and satisfied with Conversion Shares rather than cancelled, extinguished or forfeited and no additional cash payment shall be made with respect to such accrued interest.

Section 4. DEFAULT; REMEDIES. The Company is in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

(a)	the Company’s failure to pay any payment of principal or any payment required to be made pursuant to Section 1(a) as and when due in accordance with the terms of this Note and such failure continues for 7 days after Holder notifies Company thereof;

(b)	the Company’s failure to pay all accrued but unpaid interest as and when due in accordance with the terms of this Note and such failure continues for 7 days after Holder notifies Company thereof;

(c)	the Company’s dissolution, termination of existence, insolvency or business failure; the appointment of a receiver of all or any part of the property of the Company; an assignment for the benefit of creditors by the Company; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company or any guarantor, surety or endorser for the Company that results in the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 60 days or more.

Section 5. CUMULATIVE RIGHTS. No delay on the part of the Holder in the exercise of any power or right under this Note or under any other instrument executed pursuant to this Agreement operates as a waiver of any such power or right, nor does a single or partial exercise of any power or right preclude other or further exercise of such power or right or the exercise of any other power or right.

Section 6. WAIVER. The Company and all endorsers, sureties and guarantors of this Note waive demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate or notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit on this Note that may occur, and agree to all extensions and partial payments, before or after maturity, without prejudice to the Holder.

Section 7. ATTORNEYS’ FEES AND COSTS. In the event that this Note is collected in whole or in part through suit, arbitration, mediation or other legal proceeding of any nature, then, and in any such case, all reasonable costs and expenses of collection, including, without limitation, reasonable attorney’s fees, will be added to the unpaid principal amount of this Note.

Section 8. GOVERNING LAW. This Note is governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to conflicts of law provisions or rules (whether of the Commonwealth of Virginia or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

Section 9. HEADINGS. The headings and captions used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note. All references in this Note to sections, paragraphs, exhibits and schedules refer, unless otherwise provided, to sections and paragraphs of this Note and exhibits and schedules attached to this Note, all of which exhibits and schedules are incorporated in this Note by this reference.

Section 10. USURY. All agreements between the Company and Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, will the amount paid, or agreed to be paid, to Holder for the use, forbearance or detention of the money to be loaned under this Note or otherwise, exceed the maximum amount permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note, at the time performance of such provision is due, involves transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled will be reduced to the limit of such validity. Furthermore, if, from any such circumstances, Holder receives anything of value as interest or deemed interest by applicable law under this Note, or any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note, in an amount that would exceed the highest lawful rate, such amount that would be excessive interest will be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to Holder relating to this Note, and not to the payment of interest; provided, that if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess will be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to Holder, under any specific contingency, exceeds the highest lawful rate, the Company and Holder will, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term of such indebtedness and/or (c) allocate interest between portions of such indebtedness, to the end that no such portion will bear interest at a rate greater than that permitted by law. The terms and provisions of this Section 11 control and supersede every other conflicting provision of all agreements between the Company and Holder. Holder has been advised by the Company to seek the advice of an attorney and an accountant in connection with the issuance of this Note. The Company has had the opportunity to seek the advice of any attorney and accountant of the Company’s choice in connection with the issuance of this Note.

Section 11. SUCCESSORS AND ASSIGNS. All of the stipulations, promises and agreements in this Note made by or on behalf of the Company bind the successors and assigns of the Company, whether so expressed or not, and inure to the benefit of the successors and assigns of Holder.

Section 12. AMENDMENTS AND WAIVERS. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 12 is binding upon all holders of the Notes and the Company. All reasonable costs and expenses (including, without limitation, reasonable attorney’s fees) incurred by any Holder in connection with any amendment or waiver shall be borne (and promptly paid) by the Company.

Section 13. SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) will be excluded from this Note, and the balance of this Note will be interpreted as if such provision(s) were so excluded and will be enforceable in accordance with its terms. In the event that any provision of this Note would, under applicable law, be invalid or unenforceable in any respect, the Holder and the Company intend that such provision is to be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law and to otherwise give effect to the intent of the Holder and the Company.

Section 14. NOTICES. All notices, requests, consents and other communications under this Note will be in writing and will be delivered personally, by facsimile transmission, by nationally recognized overnight delivery service or by first-class certified or registered mail, return receipt requested, postage prepaid to such addresses as found in the Note Purchase Agreement, executed in conjunction herewith. Notices provided in accordance with this Section 14 will be deemed delivered (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a .PDF document (in each case, with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

IN WITNESS WHEREOF, the undersigned has executed this Note on and as of the date first above written.

LION POWER SYSTEMS (NV), INC.

By:
Name:	James S. Coleman
Its:	Chief Executive Officer

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